UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 13, 2009

The Bank Holdings

(Exact name of registrant as specified in its charter)

Nevada	000-50645	90-0071778
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9990 Double R. Blvd., Reno, Nevada		89521
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  775.853.8600

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Effective August 13, 2009, each of Edward Allison, Edward Coppin, Keith Capurro and Marybel Batjer, Directors and Jack Buchold, Hal Giomi, David Funk, Joe Bourdeau and Robin Orr, executives (collectively “Participants”) of The Bank Holdings (“Company”), entered into a Release and Waiver (“Agreement”) in connection with a distribution and payment under the Company’s Executive Nonqualified Excess Plan (“Plan”).  The Company believes that the Plan may have fallen out of compliance with IRS regulations as early as January 1, 2009 and based thereon, the Company decided to terminate the Plan, and distribute contributions previously made by the individual participants.  Under the Agreement, each individual received a distribution of his or her account balance under the Plan that is other than grandfathered for purposes of being covered by Section 409A of the Internal Revenue Code of 1986, as amended, in consideration for releasing the Company and Nevada Security Bank from any liability for the termination of the Plan and the distribution and payment of the non-grandfathered portion, including the Participant’s liability for any excise taxes or interest under Section 409A of the Internal Revenue Code of 1986, as amended, for any failure to withhold federal income taxes, and any related interest or penalties.  Each of their spouses, where applicable, consented to the Agreement.  The execution of the Agreement by all of the participants in the Plan completes the termination of the Plan.  A copy of the form of the Agreement is attached as an Exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document

10.1	Form of Release and Waiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank Holdings

August 13, 2009	By:	/s/ Jack B. Buchold
Name: Jack B. Buchold
Title: Chief Financial Officer